Exhibit 99.1

Resonate Blends Executes Binding LOI to Acquire a Wellness Cannabis Brand

Strategic acquisition of Florida-based lemon and grass™ expands Resonate’s market presence and national footprint through multi-state distribution and product-level synergies

CALABASAS, Calif.—September 13, 2021 – Resonate Blends, Inc. (OTCQB:KOAN), a Wellness Lifestyle cannabis holding company (“Resonate” or “the Company”), signed a binding Letter of Intent (LOI) to acquire all the assets of lemon and grass™ (“the Sellers”). The Seller’s products, focused on the functional side of Cannabis wellness, complement Resonate’s existing product line focused on targeted, precisely-calibrated experiences. lemon and grass™ sells in Florida, California and has aggressive licensing plans for multiple legal states in the U.S. and provinces in Canada including an official launch in the Canadian provinces of Ontario and Alberta in September 2021. The deal is expected to close in the fourth quarter of this year.

The Sellers have a strong presence in the Florida market through a licensing agreement with an established MSO, which distributes the lemon and grass™ brand into over 40 dispensaries in the state. The Sellers previously completed a successful trial in California through 50 dispensaries that demonstrated rapid acceptance of the company’s products and is currently preparing for the brand reintroduction into California.

“lemon and grass™ reinforces the core notion of Resonate’s vision that value-added brands are the future of Cannabis,” said Geoff Selzer, CEO of Resonate. “We are building a portfolio of brands focused on cannabis as a part of a productive and intentional lifestyle, while benefiting from synergies through expanded product development resources, technology, operational know-how and distribution. This acquisition is the first step of our multi-state expansion plans and supports our strategy of growing both organically through internal development and by acquisition.”

The agreement has built-in incentives for the Sellers and management to work closely with Resonate for a minimum of 18 months to help grow both the Koan and lemon and grass™ brands in California, other legal U.S. markets and in Canada.

Similar to the Koan family of products, lemon and grass™ combines nature, science and technology to formulate and deliver the highest standard of products. The lemon and grass™ product line includes products such as balms, bath salts, tinctures, relief capsules, body oils and transdermal patches. Visit lemonandgrass.com to learn more.

Resonate’s management team sees a significant opportunity for the lemon and grass™ products in California and across the country. The bundling opportunities with the Koan brand makes this acquisition attractive in many ways, including marketing opportunities with the Company’s upcoming Direct-to-Consumer sales platform in California. Following the targeted closing in the fourth quarter of 2021, expansion is expected for both brands in the U.S. and Canada due to the extensive regulatory groundwork already established by the leadership of lemon and grass™ and their vast network of relationships throughout North America.

Resonate Blends, Inc. (OTCQB:KOAN)

Resonate Blends is a Calabasas, CA-based portfolio of Cannabis Wellness and Lifestyle brands. The company created the Resonate System—a comprehensive system of interconnected experience targets to personalize consumers’ relationship with Cannabis through its products. www.resonateblends.com lemon and grass™

lemon and grass™ is a cannabis wellness brand based in Florida that combines nature, science and technology to formulate and deliver the highest standard of product. They strive for consistency to ensure that each and every time you use their products, the results are reliable. The Company uses the finest indoor and sun-grown cannabis from associated farmers and makes sure all supporting raw ingredients and essential oils are natural.

Safe Harbor Provision:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of forward-looking statements include, among others, statements we make regarding: guidance relating to net income; anticipated customer onboardings; and expected operating results, such as revenue growth and earnings. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set out in the Company’s SEC filings. These risks and uncertainties could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements.

Corporate Contact

David Thielen

Chief Investment Officer/Director

Resonate Blends, Inc.

david@resonateblends.com

571-888-0009

Investor Relations

Brooks Hamilton

Senior Vice President

MZ Group - MZ North America

949-546-6326

KOAN@mzgroup.us